Exhibit 99.2
RPM Increases Cash Dividend for 33rd Consecutive Year
Stockholders Re-Elect Four Directors,
Restricted Stock and Incentive Compensation Plans Approved
MEDINA, OH – October 5, 2006 – RPM International Inc. (NYSE: RPM) announced today at its annual meeting of stockholders that its Board of Directors declared a quarterly cash dividend of $0.175 per common share, a 9.4 percent increase over the previous $0.160 per common share.
This action marks RPM’s 33rd consecutive year of cash dividend increases, which places RPM in an elite category of less than a half percent of all publicly-traded U.S. companies. Only 80 of the 19,000 U.S. public companies have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2007 edition of American’s Finest Companies. The dividend will be payable October 31, 2006, to stockholders of record as of October 20, 2006. At a share price of $19.00, RPM’s new dividend yield would be 3.7 percent.
“Given RPM’s strong business outlook and the declining impact of asbestos litigation, today’s increase of our dividend to $0.70 annually reflects our intent to more aggressively grow our dividend going forward,” said President and Chief Executive Officer Frank C. Sullivan. “Driving our improved outlook are our organic growth initiatives, domestic and international acquisition opportunities and expectations for moderating raw materials costs. At the same time our asbestos exposure is decreasing as the incidence of asbestos-related disease in the population declines, fraud in the legal system is uncovered and state and federal tort reform addresses the issue.”
At the meeting, stockholders re-elected four Class II members to its Board of Directors to three-year terms expiring in 2009; those elected were Bruce A. Carbonari, James A. Karman, Donald K. Miller and Joseph P. Viviano.
Stockholders also approved proposals to adopt the 2007 Restricted Stock Plan and the 2007 Incentive Compensation Plan. The 2007 Restricted Stock Plan replaces the company’s 1997 Restricted Stock Plan, which by its terms expires on May 31, 2007. The 2007 Incentive Compensation Plan replaces the 1995 Incentive Compensation Plan as the primary annual cash bonus program for RPM’s executive officers beginning with fiscal 2008. The purpose of both plans is to promote the interests of the company and its stockholders by continuing to attract, retain, motivate and award employees by providing incentives for superior performance and increasing the value of RPM’s common stock.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact Glenn R. Hasman, vice president – finance and communications, at 330-273-8820 or ghasman@rpminc.com.

RPM International Inc.
RPM Increases Cash Dividend for 33rd Consecutive Year
October 5, 2006

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May, 31 2006, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
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